Exhibit 4.2

DESCRIPTION OF COMMON STOCK
As used in this section, the terms “we,” “us” and “our” refer only to E*TRADE Financial Corporation and not to any existing or future subsidiaries of E*TRADE Financial Corporation.

The following description of our common stock is based upon our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), our Amended and Restated Bylaws (“Bylaws”) and applicable provisions of law as currently in effect. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are filed as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2019. You should read the Certificate of Incorporation and Bylaws.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized common stock consists of 400,000,000 shares of common stock, $0.01 par value per share. As of February 14, 2020, we had outstanding 221,750,841 shares of our common stock.

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. If we liquidate, dissolve or wind up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of any offering of our common stock under this prospectus will be fully paid and non-assessable.

Anti-Takeover Effects or Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management.

Our Certificate of Incorporation and Bylaws currently permit the Board of Directors to create new directorships and to elect new directors to serve for a term expiring at the next annual meeting of stockholders. In uncontested elections, each director must be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election, and must submit his or her resignation to the Board of Directors if he or she does not obtain the required majority. The Board of Directors has the power to decide whether or not to accept the resignation, but must publicly disclose its decision and, if the resignation is rejected, its rationale within 90 days following certification of the stockholder vote. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason, including a vacancy from an enlargement of the Board of Directors. Any director so elected according to the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until such director’s earlier death, resignation or removal. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our stockholders may only be called by our Chairman of the Board, our President, a majority of the number of directors constituting the full Board of Directors, or the holders of voting stock entitled to cast no less than 10% of the votes at such special meeting.

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the Board of Directors at annual meetings of stockholders must provide notice to our corporate secretary no more than 120 days and no less than 90 days prior to the one year anniversary of the preceding year’s annual meeting, as more fully set forth in our Bylaws.

Our Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested stockholder, as these terms are defined in our Certificate of Incorporation and summarized below, requires the affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote generally in the election of directors (such stock, the “Voting Shares”), unless two-thirds of the number of directors constituting the full Board of Directors approve the transaction.

A business combination is defined for purposes of this provision of our Certificate of Incorporation as:

•any merger or consolidation of us or any of our subsidiaries with an interested stockholder or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our Certificate of Incorporation as they are defined in the Exchange Act, of an interested stockholder,

•any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, or

•any reclassification of securities, recapitalization of us, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries which are directly or indirectly owned by an interested stockholder or an affiliate or associate of an interested stockholder.

An interested stockholder is defined for purposes of this provision of our Certificate of Incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding Voting Shares,

•is, or was at any time within the prior two-year period, the beneficial owner, directly or indirectly, of 10% or more of our outstanding Voting Shares, or

•is, under circumstances described in more detail in our Certificate of Incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any Voting Shares which:

•that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•that person or any of its affiliates or associates has the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of our capital stock.

Under our Certificate of Incorporation, our Board of Directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations, preferences, qualifications, limitations and restrictions applicable to the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

These provisions of our Certificate of Incorporation and Bylaws as currently in effect may deter any potential unsolicited offers or other efforts to obtain control of us that are not approved by our Board of Directors. Such provisions could deprive our stockholders of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our Board of Directors. These provisions of our Certificate of Incorporation, other than our Board of Director’s authorization to issue preferred stock, and Bylaws can be changed or amended, in the case of our Certificate of Incorporation, only by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote generally in the election of directors and, in the case of our Bylaws, only by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote generally in the election of directors or by our Board of Directors.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder attaining that status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or after the date the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any majority-owned subsidiary involving the interested stockholder;

•any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of a disproportionate benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Delaware as Sole and Exclusive Forum

Our Bylaws generally provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us or our directors, officers, or other employees arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or Bylaws or (d) any action asserting a claim against us or our directors, officers, or other employees governed by the internal affairs doctrine. As a result, any action brought by any of our stockholders with regard to any of these matters will generally need to be filed in the Court of Chancery of the State of Delaware and cannot be filed in any other jurisdiction. Although our Bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “ETFC.”